                     SENIOR SUBORDINATED INTERCOMPANY NOTE


                                                               February   , 1994



                 FOR VALUE RECEIVED, the undersigned, Kaiser Aluminum & Chemical Corporation, a Delaware corporation (the "Company"), HEREBY PROMISES TO PAY to the order of Kaiser Aluminum Corporation, a Delaware corporation (the "Payee"), the principal sum of
           DOLLARS ($             ), which shall be due and payable as
hereinafter provided.
                 1. This Note shall not bear interest. This Note shall be payable in quarterly installments on March 30, June 29, September 29 and December 30 of each year, commencing March 30, 1994, and ending December 30, 1997, the first such quarterly installment to be in the amount of
$              and each remaining quarterly installment to be in the amount of
$          .
                 2. The entire unpaid principal amount of this Note shall be due and payable on December 30, 1997. Notwithstanding the foregoing provisions
of this Note, in the event that all shares of    % PRIDES, Convertible
Preferred Stock (the "PRIDES") of the Payee are redeemed or are converted into shares of the common stock of the Payee pursuant to the Certificate of Designations governing such shares of PRIDES, the Company may, after all amounts payable by the Payee in respect of accrued and unpaid dividends in connection with such redemption or conversion have been paid, defer further principal and interest payments on this Note until such time as no Specified Senior Debt (as defined in Section 7(c) of this Note) is then outstanding.
                 3. The Company shall make each payment hereunder not later than 5:00 p.m. (New York City time) on the day when due in lawful money of the United States of America to the holder of this Note by delivery of a certified or bank cashier's check in the amount of such payment or, at such holder's option, by wire transfer of immediately available funds.
                 4. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day.
                 5. The Company shall have the right to prepay the principal amount of this Note, in whole or in part, at any time or from time to time, without premium or penalty, but with interest on the portion of the principal amount so prepaid accrued to the date of prepayment. This Note is an Equity Proceeds Note (as such term is defined in the Credit Agreement dated as of February

15, 1994 between Kaiser Aluminum Corporation, the Company, certain financial institutions, and BankAmerica Business Credit, Inc., as agent (in such capacity the "Agent"), as the same has been, or may hereafter be, amended, supplemented, restated, or otherwise modified from time to time (the "Credit Agreement")).
                 6. In case one or more of the following events of default shall have occurred and be continuing:
                 (a) the Company fails to pay any installment of principal of, or interest on, this Note when due, whether or not payment is prohibited by the provisions of Section 7 of this Note; or
                 (b) a court having jurisdiction in the premises shall have entered a decree or order for relief against the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for all or any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall have remained unstayed and in effect for a period of ninety consecutive days; or
                 (c) the Company shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have consented to the entry of an order for relief in an involuntary case under any such law, or shall have consented to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or for all or any substantial part of its property, or shall have made an assignment for the benefit of creditors, or shall have taken any corporate action in furtherance of any of the foregoing; then, in the case of an event specified in clause (a), unless the principal of this Note shall have already become due and payable, the holder of this Note by notice to the Company in writing may at its option declare the principal amount and accrued interest to the date of declaration of this Note to be due and payable immediately. Upon any such declaration, the same shall become and shall be immediately due and payable, provided that any payment pursuant to such acceleration shall be subject to Section 7(g) of this Note. If an event specified in clause (b) or
(c) above occurs, such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the holder, but subject to Section 7(g) of this Note.
                 7. (a) The Company, for itself, its successors and assigns, covenants and agrees, and the Payee (and each other holder of this Note), by its acceptance hereof, likewise covenants and agrees, for the benefit of all present and future holders of Senior Indebtedness of the Company (as defined in Section 7(h) of this Note), that all direct or indirect payments or distributions on or with respect to this Note, whether pursuant to the terms of this Note or upon acceleration or otherwise, including, without limitation, by way of or on account of a "Claim" (as defined hereinbelow) or the payment of the principal of and interest on this Note, is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full in cash or cash equivalents of all Senior
Indebtedness of the Company (including, without limitation, interest that would accrue but for the occurrence of any proceeding of the kind referred to in the introductory clause of Section 7(b) of this Note, whether or not such interest is an allowable claim in such proceeding).
                 (b) Upon any direct or indirect payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, reorganization, receivership or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise,
                          (i)  the holders of all Senior Indebtedness of the
Company shall be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness of the Company (including, without limitation, interest that would accrue but for the occurrence of any such proceeding whether or not such inter-est is an allowable claim in such proceeding) before the holder of this Note shall be entitled to receive any direct or indirect payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, with respect to this Note, whether pursuant to the terms of this Note or upon acceleration or otherwise, including by way of or on account of any claim against the Company for rescission of the issuance of this Note or for monetary damages from, or in connection with, the issuance of this Note, or for reimbursement or contribution on account of such a claim (a "Claim"), or the payment of principal of or interest on this Note; and
                          (ii)  any direct or indirect payment or distribution
of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled except for the provisions of this Section 7 shall be paid by the Company or by any liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior
Indebtedness of the Company or their representative or representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness of the Company (including, without limitation, interest that would accrue but for the occurrence of any such proceeding whether or not such interest is an allowable claim in such proceeding) remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness of the Company; and
                          (iii)  in the event that, notwithstanding the
foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the holder of this Note, whether pursuant to the terms of this Note or upon acceleration or otherwise, including by way of or on account of a Claim, or the payment of principal of or interest on this Note, before all Senior
Indebtedness of the Company is paid in full in cash or cash equivalents, such payment or distribution shall be received and held in trust for and paid over to the holders of such Senior Indebtedness of the Company or their representative or representatives, ratably as aforesaid, for application to the payment of all Senior Indebtedness of the Company remaining unpaid until all such Senior Indebtedness of the Company shall have been paid in full in cash or cash equivalents, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness of the Company.
                 The consolidation of the Company with, or the merger of the Company into, another corporation or other entity or the liquidation or dissolution of the Company following the sale or conveyance of its property or assets as an entirety, or substantially as an entirety, to another corporation or other entity shall not be deemed a dissolution, winding up, liquidation or reorganization of the Company for the purposes of this Section 7.
         Subject to the payment in full in cash or cash equivalents of all Senior Indebtedness of the Company, the holder of this Note shall be subrogated (without any duty on the part of the holders of Senior Indebtedness of the Company to warrant, create, effectuate, preserve or protect such subrogation) to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness of the Company until the principal of and interest on this Note shall be paid in full and, for the purpose of such subrogation, no payments or distributions to the holders of Senior Indebtedness of the Company of cash, property or securities otherwise distributable to the holder of this Note shall, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the holder of this Note, be deemed to be a payment by the Company to the holders of or on account of the Senior Indebtedness of the Company. It is understood that the provisions of this Section 7 are and are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of Senior Indebtedness of the Company, on the other hand. Nothing contained in this

Section 7 or elsewhere in this Note is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the holder of this Note, the obligation of the Company, which is unconditional and absolute, to pay to the holder of this Note the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holder of this Note and creditors of the Company other than the holders of Senior Indebtedness of the Company, nor shall anything herein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 7 of the holders of Senior Indebtedness of the Company in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Upon any payment or distribution of assets of the Company referred to in this Section 7, the holder of this Note shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature described in this Section are pending or upon a certificate of the liquidating trustee or agent or other person making any distribution to the holder of this Note for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness of the Company and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 7.
                 (c) No direct or indirect payments or distributions by or on behalf of the Company on or with respect to this Note (whether pursuant to the terms of this Note or upon acceleration or otherwise, including by way of or on account of a Claim, or the payment of principal of or interest on this
Note) shall be made if, at the time of such payment or distribution, there exists a default in the payment of all or any portion of any Senior Indebtedness of the Company (other than a payment default to the extent it relates to those items described in clause (i)(B) of the definition of "Senior Indebtedness" contained in the Subordinated Indenture (as the term Subordinated Indenture is defined in the Credit Agreement) or a payment default to the extent it relates to those items of Senior Indebtedness of the Company referred to in clause (ii)(B) of Section 7(h)), and such payment default (other than to the extent it relates to those items described in clause (i)(B) of the definition of "Senior Indebtedness" contained in the Subordinated Indenture) shall not have been cured or waived or the benefits of this sentence waived in writing by or on behalf of the holders of such Senior Indebtedness of the Company. In addition, during the continuance of any other default with respect to the obligations of the Company referred to in clause (i) of Section 7(h) (the "Specified Senior Debt") that would permit (or would so permit with the passage of time or giving of notice or both) the acceleration of the maturity of such Specified Senior Debt, no direct or indirect payments or distributions by or on behalf of the Company on or with respect to this Note may be made (whether pursuant to the terms of this Note or upon acceleration or otherwise, including by way of or on account of a Claim, or the payment of principal of or interest on this Note) for a period (the "Payment Blockage Period") commencing on the date of receipt by the holder of this Note of notice of such default specifying that such notice is a Payment Blockage Notice from the Agent under the Credit Agreement, or, if such default results from the acceleration of this Note, commencing on the earlier of the date of receipt of such notice by the holder of this Note or the date of such acceleration, and ending on the earliest of (a) 179 days thereafter, (b) the date on or as of which (i) such default has been cured or waived, (ii) the Company has delivered to the holder of this Note an Officers' Certificate (as hereinafter defined) to such effect and (iii) the Agent under the Credit Agreement shall have endorsed on such Officers' Certificate that it does not object to the form or substance of such Officers' Certificate, provided, that if such default has been cured or waived, the Company shall promptly notify the holder of this Note of such cure or waiver and the Agent under the Credit Agreement shall promptly endorse such notice, and (c) the date on or as of which the Agent under the Credit Agreement shall have consented in writing to the termination of such Payment Blockage Period. Notwithstanding the foregoing, in no event (a) may the total number of days during which any Payment Blockage Period or Payment Blockage Periods may be in effect during any 360 consecutive day period exceed 179 days in the aggregate or (b) will payments or distributions be prohibited by this Section 7(c) if (i) any of the Company's 12-3/4% Senior Subordinated Notes due 2003 shall then be outstanding and (ii) payments and distributions are not then prohibited under Sections 3.03 and (if, at the time, there are any "Subsidiary Guarantors" (as such term is defined in the Subordinated Indenture)) 16.04 of the Subordinated Indenture.
No default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to Specified Senior Debt and was known at the time of commencement thereof to the Agent under the Credit Agreement shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the Agent under the Credit Agreement whether or not within a period of 360 consecutive days, unless such default shall have been cured or waived for a period of not less than 90 consecutive days. As used herein, the term "Officers' Certificate" shall mean a certificate of the Company signed on behalf of the Company by the Chairman of the Board, the President or any Vice President and by the Chief Financial Officer, the Controller, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company.

                 In the event that, notwithstanding the foregoing, the Company shall make any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to the holder of this Note prohibited by the foregoing provisions of this Section 7(c) (whether pursuant to the terms of this Note or upon acceleration or otherwise, including by way of or on account of a Claim, or the payment of principal of or interest on this
Note), then and in any such event such payment or distribution shall, to the extent permitted by law, be received and held in trust for the benefit of and be paid over and delivered forthwith to the holders of the Senior Indebtedness of the Company or their representative or representatives.
                 The provisions of this Section 7(c) shall not apply to any payment with respect to which Section 7(b) would be applicable.
                 (d) Except as provided in clause (b) or (c) above, nothing contained in this Note shall affect the obligation of the Company to make, or prevent the Company from making, at any time, payments of principal or interest on this Note.
                 (e) The holder of this Note shall take such action as may be necessary or appropriate to effectuate the subordination as provided in this
Section 7, including, without limitation, in the event of any dissolution, winding up, liquidation or bankruptcy reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon a general assignment for the benefit of creditors or any other similar remedy or otherwise) tending towards liquidation of the business and assets of the Company, the immediate filing of a claim for the unpaid balance of this Note in the form required in such proceedings and using its best efforts to cause such claim to be approved. If the holder of this Note does not file a proper claim or proof of debt in the form required in such proceedings prior to 30 days before the expiration of the time to file such claim or claims, the holders of Senior Indebtedness of the Company (or their representative or representatives) are hereby authorized to file an appropriate claim for and on behalf of the holder of this Note.
Nothing herein shall be deemed to authorize the holders of Senior Indebtedness of the Company to authorize or consent to or accept or adopt on behalf of the holder of this Note any plan of reorganization, arrangement, adjustment or composition affecting this Note or the rights of the holder of this Note, or to authorize the holders of Senior Indebtedness of the Company to vote in respect of the claim of the holder of this Note in any such proceeding. In the event that the provisions of this Section 7 shall at the time prohibit payments to the holder of this Note, no holder of this Note shall waive, forgive or cancel any monetary obligation, or any claim before a bankruptcy court, under or with respect to this Note or any Claim.

                 (f) No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Senior Indebtedness of the Company may at any time and from time to time, without the consent of or notice to the holder of this Note, without incurring responsibility to the holder of this Note and without impairing or releasing or otherwise affecting the rights of any holder of Senior Indebtedness of the Company or the respective liabilities or obligations of the Company or the holder this Note or in any way altering or affecting any of the provisions of this Section 7:
                 (1) change the amount, manner, place or terms of payment or change or extend the time of payment of or renew, refinance, modify, alter or restructure the terms of the Senior Indebtedness of the Company or any document or instrument evidencing or governing such Senior Indebtedness of the Company in any manner or enter into or amend in any manner any other agreement relating to Senior Indebtedness of the Company or any security therefor;

                 (2) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, Senior Indebtedness of the Company and otherwise deal freely with the Company;
                 (3)  release anyone (including any guarantor) liable in
         any manner for the payment or collection of Senior Indebtedness of the Company;
                 (4)  exercise or refrain from exercising any rights
         against the Company and others (including any guarantor), including releasing, selling or exchanging any security;
                 (5)  apply any sums by whomsoever paid or however realized to the Senior Indebtedness of the Company; or
                 (6) take any other action which otherwise might be deemed to impair the rights of the holder of this Note.
                 No compromise, alteration, amendment, modification, extension, renewal or other change of, or waiver, consent or other action in respect of, any liabilities or obligation under or in respect of, or of any of the terms, covenants or conditions of any indenture or other instrument under which any Senior Indebtedness of the Company is outstanding or of such Senior Indebtedness of the Company, whether or not in accordance with the provisions of any applicable document, shall in any way alter or affect any of the provisions of this Section 7. As long as any Senior Indebtedness of the Company is outstanding, no amendment to, or any waiver of the provisions of, this Section 7 which adversely affects the rights of the holders of Senior Indebtedness of the Company under this Section 7 shall be effective against the holders of Senior Indebtedness of the Company who have not consented thereto.
                 (g) If payment of the Note is accelerated because of an event of default as provided in Section 6 of this Note, the Company shall promptly notify the Agent under the Credit Agreement, and the trustee under the
indenture (the "Senior Indenture") governing the Company's     % Senior Notes
due        2002 (the "Senior Notes"), of the acceleration.  The Company may not pay the Note until five Business Days after the Agent under the Credit Agreement and the trustee under the Senior Indenture receive such notice (if any Senior Indebtedness of the Company remains outstanding) and thereafter may pay this Note only if this Note otherwise permits the payment at that time.
                 (h)  The term "Senior Indebtedness of the Company" shall mean
(i) all monetary obligations of the Company under the Credit Agreement, including all related notes, collateral documents, and guarantees, in each case, as any of the same has been or may be amended, supplemented, restated or otherwise modified from time to time (in each case in whole or in part) and any refundings, refinancings, replacements or restructurings of such monetary obligations that individually or in the aggregate provide, at one time, the source of repayment for at least fifty percent of the then outstanding aggregate amount of all monetary obligations of the Company under the Credit Agreement, and (ii) (A) all principal of, premium, if any, and interest on the Senior Notes, and (B) all other monetary obligations of the Company under the Senior Notes or the Senior Indenture, in each case, as the same may be amended, supplemented, restated or otherwise modified from time to time.
                 8. All powers and remedies given to the holder of this Note shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the holder of this Note, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Note, and no delay or omission of the holder of this Note to exercise any right or power accruing upon any default hereunder shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein.
                 9. This Note shall be binding upon the Company and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of Payee, the holders of Senior Indebtedness of the Company and their respective successors and assigns, including subsequent holders hereof.

                 10. The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.
                 11. Presentment for payment, notice of dishonor, protest, notice of protest and any other notice are hereby waived. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to principles of conflict of laws.
                 12. No amendment, modification or waiver of any term or provision of this Note, nor consent to any departure by the Company herefrom, shall be effective unless the same shall be in writing and signed by the holder of this Note, and then such waiver, modification or consent shall be effective only in the specific instance and for the specific purpose for which given.
                 13. Nothing in this Note, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto and the holders of Senior Indebtedness of the Company, any legal or equitable right, remedy or claim under or in respect of this Note, or under any covenant, condition or provision herein contained; all its covenants, conditions and provisions being for the sole benefit of the Company, the holder of this Note and the holders of Senior Indebtedness of the Company.


                 IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered to the Payee on the date and year first above written.


                                  KAISER ALUMINUM & CHEMICAL
                                  CORPORATION


                                  By: __________________________
                                      Name:
                                      Title: